F&A

FRUCI & ASSOCIATES II
A Professional Limited Liability Company

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2009 Stock Incentive Plan of U.S. Geothermal Inc. of our audit report dated March 13, 2015, except for Note 16, as to which the date is March 10, 2016 with respect to the consolidated balance sheets of U.S. Geothermal Inc. as of December 31, 2014 and the related consolidated statements of stockholders' equity, income, and cash flows for the years then ended, appearing in the Annual Report on Form 10-K of U.S. Geothermal Inc. for the year ended December 31, 2015.

Fruci & Associates II, PLLC

Fruci & Associates II, PLLC (fka-MartinelliMick PLLC)

Spokane, Washington

June 20, 2016

Members of:

WSCPA

AICPA

PCAOB

CPAB

218 North Bernard

PO Box 2163

Spokane, Washington

99210-2163

P 509-624-9223

TF 1-877-264-0485

mail@fruci.com

www.fruci.com